Exhibit 99.2 Barnes Group Inc. 123 Main Street Bristol, CT 06010

NEWS RELEASE

BARNES GROUP INC. ANNOUNCES AGREEMENT TO SELL ITS
BARNES DISTRIBUTION NORTH AMERICA BUSINESS
TO MSC INDUSTRIAL DIRECT FOR $550 MILLION

BRISTOL, Conn., February 22, 2013 - Barnes Group Inc. (NYSE: B), an international aerospace and industrial manufacturing and service provider, today announced that it has entered into a definitive agreement to sell its Barnes Distribution North America business (“BDNA”) to MSC Industrial Direct Co., Inc. for $550 million, subject to certain adjustments. The transaction, which is subject to various conditions, including customary closing conditions and approvals, is expected to close in late March, or early in the second quarter of 2013.

Barnes Distribution North America is an industry leader in logistical support by providing inventory management, technical sales, and supply chain solutions for maintenance, repair, operating and production supplies. With advanced e-commerce capabilities and other technology-based solutions, BDNA offers a diverse range of service options and innovative solutions to meet customers' individual needs and improve their overall profitability. BDNA, headquartered in Cleveland, Ohio, has approximately 1,400 employees and had 2012 revenues of approximately $300 million.

MSC Industrial Direct is one of the nation's largest distributors of Metalworking and Maintenance, Repair and Operations (“MRO”) supplies to industrial customers throughout the United States.

“We're very pleased to announce the sale of BDNA to MSC Industrial Direct as this is a highly positive transaction for both parties,” said Gregory F. Milzcik, President and Chief Executive Officer of Barnes Group Inc. “MSC is gaining an established leader in vendor managed inventory distribution, and Barnes Group is advancing its strategic focus on differentiated manufacturing and related aftermarket services. Additionally, joining forces with MSC is an excellent opportunity for BDNA and its employees to further develop their potential as part of a company whose sole focus is distribution.”
Barnes Group expects to report BDNA as Discontinued Operations beginning with the first quarter of 2013. After-tax proceeds from the transaction are anticipated to be approximately $400 million. Barnes Group expects to utilize a portion of the proceeds to reduce debt, buyback common shares, invest in profitable growth initiatives including acquisitions, and general corporate purposes.
The BDNA business results currently comprise the majority of the Company's Distribution segment. The remaining business within the Distribution segment, Associated Spring Raymond, will be realigned into the Company's Industrial Segment. Accordingly, the Company's financial results, beginning with the first quarter of 2013, will be reported in two segments: Aerospace and Industrial.

Baird served as the exclusive financial advisor to Barnes Group Inc. on the sale of Barnes Distribution North America.

About Barnes Group Inc.
Founded in 1857, Barnes Group Inc. (NYSE: B) is an international aerospace and industrial manufacturer and service provider, serving a wide range of end markets and customers. The products and services provided by Barnes Group are used in far-reaching applications that provide transportation, communication, manufacturing and technology to the world. Barnes Group's approximately 5,100 dedicated employees, at more than 70 locations worldwide, are committed to achieving consistent and sustainable profitable growth. For more information, visit www.BGInc.com.
About MSC Industrial Direct Co., Inc.
MSC Industrial Direct Co., Inc. is one of the largest distributors of Metalworking and Maintenance, Repair and Operations (“MRO”) supplies to industrial customers throughout the United States. MSC employs one of the industry's largest sales forces and distributes approximately 600,000 industrial products from approximately 3,000 suppliers. In-stock availability is approximately 99%, with next day standard delivery to the contiguous United States on qualifying orders up until 8 p.m. Eastern Time. For more information, visit MSC's website at http://www.mscdirect.com.

Forward-Looking Statements
This release contains certain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based upon management's good faith expectations and beliefs concerning future developments and their potential effect upon the Company and can be identified by the use of words such as "anticipated," "believe," "expect," "plans," "strategy," "estimate," "project," and other words of similar meaning in connection with a discussion of future operating or financial performance. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements. The risks and uncertainties, including whether the transaction proposed by MSC Industrial Direct Co., Inc. will be consummated and others described in our periodic filings with the Securities and Exchange Commission, include, among others, uncertainties arising from the current or worsening conditions in financial markets; future financial performance of the industries or customers that we serve; changes in market demand for our products and services; integration of acquired businesses, including integration of Synventive Molding Solutions; restructuring costs or savings; the impact of the proposed acquisition of the Barnes Distribution North America business by MSC Industrial Direct Co., Inc.; the impact of the divestiture in 2011 of our Barnes Distribution Europe businesses; and any other future strategic actions, including acquisitions, joint ventures, divestitures, restructurings, or strategic business realignments, and our ability to achieve the financial and operational targets set in connection with any such actions; introduction or development of new products or transfer of work; changes in raw material or product prices and availability; foreign currency exposure; our dependence upon revenues and earnings from a small number of significant customers; a major loss of customers; the outcome of pending and future claims or litigation or governmental, regulatory proceedings, investigations, inquiries, and audits; uninsured claims and litigation; outcome of contingencies; future repurchases of common stock; future levels of indebtedness; and numerous other matters of global, regional or national scale, including those of a political, economic, business, competitive, environmental, regulatory and public health nature. The Company assumes no obligation to update our forward-looking statements.

Contact:
Barnes Group Inc.
William Pitts
Director, Investor Relations
860.583.7070